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                                                                      Exhibit 11


                          BENTHOS, INC. AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE
      FOR THE THIRTEEN WEEKS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996
                    (in thousands, except per share amounts)




                                    Net Income     Shares     Per Share Amount
                                  For the thirteen weeks ended December 31, 1997

Net Income                            $190              -                    -
Basic Earnings per share:
Income available to common
 stockholders                          190          1,293                 $.15
                                                                       =======
Diluted earnings per share:
Options issued to Directors,
 Officers, and employees                 -            101                    -
                                   -------        -------
Income available to common
 stockholders plus assumed
 conversions                          $190          1,394                 $.14
                                   =======        =======              =======

                                  For the thirteen weeks ended December 31, 1996

Net Income                            $554              -                    -
Basic Earnings per share:
Income available to common
 stockholders                          554          1,210                 $.46
                                                                       =======
Diluted earnings per share:
Options issued to Directors,
 Officers, and  employees                -            173                    -
                                   -------        -------
Income available to common
 stockholders plus assumed
 conversions                          $554          1,383                 $.40
                                   =======        =======              =======

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